NSAR ITEM 77C


Van Kampen American Capital Exchange Fund


(a) An Annual Meeting of Partners was held on April 26, 1996 and a Special Meeting of Partners was held on October 29, 1996.


(b) The election of Managing General Partners of Van Kampen American Capital Exchange Fund (the "Fund") at the Annual Meeting on April 26, 1996 included:

        Donald M. Carlton, Ph.D.

        Stephen R. Gross

        F. Robert Paulsen, Ph.D.

        Don G. Powell

        Alan B. Shepard, Jr.


(c)     The following were voted on at the April 26, 1996 meeting:


        1)     Election of Managing General Partners

               Donald M. Carlton, Ph.D.   For  210,334     Withheld   2,407

               Stephen R. Gross           For  210,334     Withheld  2,407

               F. Robert Paulsen, Ph.D    For  210,334     Withheld  2,407

               Don G. Powell              For  210,334     Withheld  2,407

               Alan B. Shepard, Jr.       For  210,334     Withheld  2,407


        2) To Ratify the Selection of KPMG Peat Marwick LLP as Independent Auditors for its Current Fiscal Year.

               For     211,481               Against     0


        3) Approval of an amendment to the Restated Certificate and Agreement of Limited Partnership changing the name and address of the Fund.

               For     210,334               Against     0


     The following was voted on at the October 29, 1996 meeting:



        2) Approval of a New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     215,145               Against     14,728